Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the Amended and Restated Incentive Stock Plan of Luby’s, Inc. (Luby’s) and to the incorporation by reference therein of our reports dated November 4, 2005, with respect to the consolidated financial statements of Luby’s included in its Annual Report (Form 10-K) for the year ended August 31, 2005, Luby’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Luby’s, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas

June 15, 2006